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                                                                       Exhibit 2

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                              INVESTMENT AGREEMENT


                     ---------------------------------------



                                     BETWEEN



                    CENTRAL EUROPEAN DISTRIBUTION CORPORATION

                  CAREY AGRI INTERNATIONAL POLAND SPOLKA Z O.O.

                                       and

                                 MICHAL CIAPALA

                                 BOGUSLAW BARNAT

                                  IWONA BARNAT

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                              Investment Agreement

     Signed on the 22 of April 2002 between:

     1. Carey Agri International Poland Sp. z o.o. ("Carey Agri") whose registered seat is at ul. Bokserska 66A, 02-690 Warsaw, Poland, represented by William V. Carey,

     2. Central European Distribution Corporation ("CEDC") whose registered seat is at 1343 Main Street, #301, Sarasota, Florida 34236 USA, represented by William V. Carey,

     (jointly referred to as the "Buyers")

     and

     3. Michal Ciapala whose domicile is at ul. Wiejska 2B, 37-100 Lancut, Poland ("MC")

     4. Boguslaw Barnat whose domicile is Dabrowki 194a, 37-100 Lancut, Poland ("BB")

     5. Iwona Barnat whose domicile is Dabrowki 194a, 37-100 Lancut, Poland ("IB"), represented on the ground of the power of attorney by Boguslaw Barnat. Copy of the power of attorney is attached as Schedule 9 to this agreement.

     (jointly referred to as the "Sellers")


     RECITALS

     A. MC, BB, IB - the Sellers own 100 percent of the share capital ("Shares") of Damianex S.A. ("Company") whose registered seat is at ul. Kasprowicza 2, Lancut, Poland, registered with the National Court Register of the District Court in Rzeszow under KRS number 0000108201.

     B. According to the Letter of Intent concluded on 8 March 2002 the Sellers have agreed to sell to the Buyers all the shares in the Company.

     It is hereby agreed as follows:


1.   DEFINITIONS

     In this Agreement the following expressions shall be taken to mean as follows:

     "Company"           shall mean Damianex S.A.

     "Shares" shall mean the Company registered shares, constituting the entire share capital of the Company, including the number of shares issued in connection with converting of the Company's reserves (resulting from undistributed income for the past years until 2001) into the share capital.

     "Price" shall mean the purchase price of 100% of the Shares in the Company, as defined in clause 3.1.

                                       2

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     "Funds"             shall mean a part of the Price, as defined in clause
                         3.6, to be transferred to the escrow account.

     "Completion Date"   shall mean the day of signing the Investment Agreement
                         and its Schedules as defined in clause 4.

     "Closing Date"      shall mean the day the MSWiA permit is presented to
                         the Escrow Agent in order to release the Funds and the share certificates from the escrow account.

     "CEDC Stock"        shall mean the share certificates of Central European
                         Distribution Corporation, as defined in clause 3.7.

     "Prepayment"        shall mean a part of the Price, as defined in clause
                         3.5, to be paid on the Completion Date.

     "Real Estate"       shall mean all pieces of real estate owned by the
                         Company.

     "Escrow Agent"      shall mean the escrow agent as defined in the Escrow
                         Agreement being Schedule No. 3 to this Agreement.

     "Bonus Scheme"      shall mean the bonus scheme defined in clause 11 of the
                         Letter of Intent dated 8 January 2002.


2.   SALE AND PURCHASE, CONDITION PRECEDENT

     2.1. Upon the terms and subject to the conditions contained in this Agreement the Sellers agree to sell and the Buyers agree to buy and acquire the Shares free of any liens, encumbrances and third party rights.

     2.2. Carey Agri shall purchase 60% (i.e. 50.809) of the Company Shares and CEDC shall purchase 40% (i.e. 33.872) of the Company Shares.

     2.3. The sale and purchase shall take place on condition of obtaining a permit of the Ministry of Internal Affairs and Administration for the purchase of Shares ("MSWIA Permit").

     2.4. The Conditional Share Purchase Agreement ("SPA") constitutes Schedule No. 1 to this Agreement.


3.   PURCHASE PRICE

     3.1. The purchase price for the Shares shall be PLN 35,339,075.00
          ("Price").

     3.2. PLN 28,839,075.00 shall be paid in cash.

     3.3. PLN 6,500,000 shall be paid in CEDC Stock. CEDC is listed on NASDAQ in the United States.

                                       3

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     3.4. The Buyers shall make the cash payment mentioned in clause 3.2 to the
          Sellers in accordance with the table below:

                               ------------------------------------------------
                                    Carey Agri

                                  International         CEDC          Total

                                Poland Sp. z o.o.
             ------------------------------------------------------------------
               MC      51.00%          10,371,772     4,386,000     14,757,772
             ------------------------------------------------------------------
               BB      48.97%           9,858,361     4,214,000     14,072,361
             ------------------------------------------------------------------
               IB       0.03%               8,942                        8,942
             ------------------------------------------------------------------
                     Total             20,239,075     8,600,000     28,839,075
                    -----------------------------------------------------------

     3.5. PLN 15,000,000.00 shall be paid to the Sellers in the form of a Prepayment on the Completion Date.

     3.6. PLN 13,839,075.00 shall be transferred to an agreed escrow account.

     3.7. The Buyers shall make the payment mentioned in clause 3.3 to the Sellers in accordance with the following principles:

          3.7.1. 44,150 of the CEDC Stock to be received by MC and BB, with the value of PLN 2,000,000 shall be calculated at price of USD
                 10.9569 per share according to the NBP USD exchange rate published on the 26th of March 2002 being USD 1=PLN 4,1343.

          3.7.2. 108.846 of the CEDC Stock to be received by MC and BB, with the value of PLN 4,500,000 shall be calculated at price of USD
                 10.00 per share and according to the NBP USD exchange rate published on the 26th of March 2002 being USD 1=PLN 4,1343.

          3.7.3. The share certificates for 22,075 shares mentioned in clause
                 3.7.1 with the value of PLN 1,000,000 and 54.423 shares mentioned in clause 3.7.2 with the value of PLN 2,250,000 shall be issued by CEDC in the name of MC with a year's lock up period and delivered within 30 days of the Closing Date.

          3.7.4. The share certificates for 22,075 shares mentioned in clause
                 3.7.1 with the value of PLN 1,000,000 and 54.423 shares mentioned in clause 3.7.2. with the value of PLN 2,250,000 shall be issued by CEDC in the name of BB with a year's lock up period and delivered within 30 days of the Closing Date.

     3.8. The Price includes the reduction of the amounts of PLN 160,925 for receivables being overdue on 26/th/ March 2002 more than 90 days. A full specification of the receivables reducing the Price valued at PLN 160,925 has been attached to this agreement as Schedule No. 7.

          3.8.1. The Sellers shall pay back to the Buyers an equivalent of all receivables, other then specified in the Schedule 7, which after the lapse of the 90th day from signing the Investment Agreement become overdue more than 90 days.

          3.8.2. All receivables referred in Schedule 7 shall be paid back to the Sellers, if paid after the 26/th/ March 2002 to the Company's account.

                                       4

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4.   COMPLETION

     The Completion Date shall be the day of signing this Agreement. On the Completion Date, the parties shall take the following actions.

     4.1. On the Completion Date, the Buyers and the Sellers shall conclude the SPA.

     4.2. On the Completion Date, the Sellers provide the Buyers with the Company's Management Board consent for sale of the Shares.

     4.3. On the Completion Date, the Buyers and the Sellers shall conclude an agreement for the pledge on the Company Shares ("Pledge Agreement"), which, inter alia, transfers the right of vote at the Company's Shareholders' Meeting to the Buyers. The Pledge Agreement has been attached as Schedule No. 2 to this Agreement.

     4.4. On the Completion Date, the Sellers shall cause the Company's Management Board to enter, into the Company's Book of Shares, information on the pledge on Shares and rights of the Buyers to vote at the Company's Shareholders' Meeting. A copy of this entry authorised by the Management Board as well as a copy of the Sellers' consent for this entry shall be handed over to the Buyers.

     4.5. On the Completion Date, the Buyers and the Sellers shall conclude an escrow account agreement ("Escrow Agreement"). According to the Escrow Agreement the Buyers shall transfer the Funds to the escrow account and the Sellers shall deposit share certificates at the escrow account. The Escrow Agreement has been attached as Schedule No. 3 to this Agreement.

     4.6. On the Completion Date, the Prepayment mentioned in clause 3.5 shall be paid by the Buyers to the Sellers according to the table below:


                                       ----------------------
                                              Carey Agri
                                        International Poland
                                              Sp. Z o.o.
               ----------------------------------------------
                    MC          51,00%             7.650.000
               ----------------------------------------------
                    BB          48,97%             7.345.000
               ----------------------------------------------
                    IB           0,03%                 4.500
               ----------------------------------------------
                            Total                 15 000 000
                            ---------------------------------


          onto the following bank accounts:

          MichalCiapala:
          PEKAO S.A.  I O/Rzeszow  nr 12401792 - 8123866 - 2700 -211112- 001,

          Boguslaw Barnat and Iwona Barnat:
          PEKAO S.A. I O / Rzeszow nr 12401792 - 8123912 - 2700 - 211112 - 001


     4.7. On the Completion Date, the Sellers shall provide the Buyers with the Lock-up Letters ("Lock-up Letters"). The Lock-up Letters have been attached as Schedule No. 4 to this Agreement.

                                       5

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     4.8.  On the Completion Date, the Buyers shall cause that the Company, MC and BB shall execute employment contracts in the form set out in Schedule No. 6 to this Agreement.

     4.9. On the Completion Date, the Sellers shall appoint members of the new Management Board and the new Supervisory Board of the Company. The Management Board members shall be as follows:

           -    Mr Michal Ciapala as President of the Management Board

           -    Mr Boguslaw Barnat as Vice President of the Management Board

           -    Mr Evangelos Evangelou as Member of the Management Board

           -    Mr Wojciech Strzalkowski as Member of the Management Board

           -    Mrs Edyta Krawczyk as Member of the Management Board

     The Supervisory Board members shall be as follows:

     -     Mr William V. Carey

     -     Mr Neil Crook

     -     Mr Andrzej Strot

     4.10. The Minutes of the Company's Shareholders' Meeting regarding the appointment of members of the new Management Board and the new Supervisory Board have been attached as Schedule No. 5 to this Agreement.


5.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby jointly and severally represent and warrant to the Buyers that each of the following representations and warranties is true and accurate:

     5.1. The Company has been duly organised and validly exists under the laws of the Republic of Poland.

     5.2. The Shares have been duly created and are free and clear of any and all liens, encumbrances, pledges and third party rights.

     5.3. The transfer of the Shares to the Buyers shall not give a legal reason to any third party to terminate or modify any agreements to which the Company is a party. As of the date of signing this Agreement the Sellers are unaware of any intent by suppliers or customers to stop co-operation with the Company.

     5.4. The execution of this Agreement and the performance of the obligations set forth herein have been duly authorised by the Sellers and will not result in violation of any law, decree or regulation, any contract to which either of the Sellers is a party, or by which it or its property may be bound, any judgement of any court, or any permit or approval of any governmental agency;

                                       6

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     5.5.  This Agreement constitutes a valid and legally binding obligation of the Sellers, enforceable in accordance with its terms.

     The Sellers acknowledge that the Buyers enter into this transaction based on the assumption of full truth and accuracy of the above statements.


6.   REPRESENTATIONS AND WARRANTIES OF THE BUYERS

     The Buyers hereby represent and warrant to the Sellers as follows:

     6.1. CEDC has been duly organised and is validly existing under the laws of the State of Delaware and has the power and authority to execute the transaction contemplated herein;

     6.2. Carey Agri has been duly organised and is validly existing under the laws of Poland and has the power and authority to execute the transaction contemplated herein;

     6.3. The execution of this Agreement and the performance of the obligations set forth herein have been duly authorised by the Buyers and will not result in violation of any law, decree or regulation, any contract to which either of the Buyers is a party, or by which it or its property may be bound, any judgement of any court, or any permit or approval of any governmental agency;

     6.4. This Agreement constitutes a valid and legally binding obligation of the Buyers, enforceable in accordance with its terms.


7.   ADDITIONAL OBLIGATION OF THE SELLERS

     7.1. The Sellers shall for unlimited period of time assume the liability and shall indemnify the Company and/or the Buyers for any payment of tax or debts resulting from any tax control or legal proceedings concerning the Company's activity before the Completion Date.

     7.2. The Sellers shall be informed by the Buyers about any tax control and legal proceedings concerning the Company's activity before the Completion Date.


8.   CLOSING

     The Closing Date shall be the day the MSWIA Permit is presented to the Escrow Agent in order to release the Funds and the Share certificates from the escrow account. On the Closing Date, the parties shall take the following actions.

     8.1. On the Closing Date, the Escrow Agent shall transfer the Funds to the Sellers.

     8.2. On the Closing Date, the Escrow Agent shall transfer the Share certificates to the Buyers. The Share certificates shall be endorsed by the Sellers to the Buyers.

                                       7

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     8.3.  On the Closing Date, the Management Board of the Company shall enter the Buyers into the Company's Book of Shares. A copy of this entry authorised by the Management Board as well as a copy of the Sellers' consent for such entry shall be handed over to the Buyers.


9.   ACTIONS AFTER THE CLOSING

     9.1. Within 30 days from the Closing the Buyers shall provide MC and BB with the CEDC Stocks mentioned in clause 3.7 of this Agreement.

     9.2. Within 3 months from the Closing the parties shall agree a Bonus Scheme for the Sellers based on their performance under the CEDC bonus scheme. The principles used for calculation of the performance bonus shall be attached in the form of Schedule No. 8 to this Agreement.


10.  PUT OPTION

     10.1. The Buyers hereby grants to the Sellers an option to sell CEDC Stocks ("Put Option"). In consideration of the granting of such an Option, the Buyers shall pay to the Sellers the purchase price as described in clause 10.4 hereunder. The Sellers accepts the Put Option but without any undertaking to sell. The CEDC Stocks will be sold with the right to dividends from the first day of the financial year during which the Put Option is exercised.

     10.2. The Put Option may be exercised from 23 April 2003 to 29 April 2003 ("Put Option Period"), being the first seven days after the lock-up period, as defined in the Lock-up Letters.

     10.3. The Sellers shall exercise the Put Option by sending a notice to the Buyers within the Put Option Period. The Put Option may be exercised on one occasion only and for all the CEDC Stocks that the Sellers will own at the Put Option Period.

     10.4. The purchase price of the CEDC Stocks shall be equal to USD 12 per one CEDS Stock and will be calculated on the basis of the number of CEDC Stocks owned by the Sellers.


11.  ALTERNATIVE ACQUISITION

     In case that the Ministry of Internal Affairs and Administration refuses to issue the MSWIA Permit the parties shall take the following actions.

     11.1. The Parties agree to cause the separation of the Real Estate from the Company and sell it to the mutually agreed third party for mutually agreed price. The Buyers and the Sellers are aware that the market price for Real Estate could be lower than its book value. The Buyers declare that they will not present any claims against the Sellers in connection with the above mentioned price difference.

     11.2. The Parties agree to cause the third party, as a new owner of the Real Estate, to conclude a lease agreement for three to five years with the Company or the Buyers. The rent under the lease agreement shall not exceed the market price applicable in the region.

     11.3. The Buyers and the Sellers shall conclude a new, unconditional Share Purchase Agreement on the same terms as specified in the SPA.

                                       8

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     11.4. The actions mentioned in clauses 11.1 to 11.3 shall be made within six months from the day the Ministry of Internal Affairs and Administration informed the parties on its refusal.

     11.5. If the above mentioned actions are not finalised within the time limits specified above, the Sellers shall be obliged to pay the amount of the Prepayment mentioned in clause 3.5 back to the Buyers alongside of 50% of the interests earned on the Prepayment. The parties agree that for these purposes the interest rate is calculated as 6%.

     11.6. If the Sellers paid the Prepayment back to the Buyers, the Escrow Agent shall release the Funds and the Shares from escrow account as well as the Pledge Agreement shall expire.


12.  NON-COMPETITION COVENANT

     During three years from the Closing Date, the Sellers should not be involved in any business which competes with that of the Company, or, in particular, participate in competitive partnerships and companies as a partner, a shareholder or a member of their governing bodies. In the case of a breach of this obligation by any of the Sellers, the employment contracts of BB and MC may be terminated with immediate effect, and BB and MC shall pay to the Buyers a contractual penalty equal to their annual gross salary referred to in their employment contract.


13.  NOTIFICATIONS

     All notices and communications required or permitted under this Agreement shall be sufficiently given if personally delivered with acknowledgement of receipt or by registered letter or by telex with answerback:

     To the Buyers:
     --------------

     Carey Agri International Poland Sp. z o.o.

     ul. Bokserska66A,

     02-690 Warszawa,Polska,


     for the attention of William V. Carey.

     To the Sellers:
     ---------------

     Michal Ciapala, ul. Wiejska 2B, 37-100 Lancut, Polska

     Boguslaw i Iwona Barnat, Dabrowki 194a, 37-100 Lancut, Polska


     or to any other address which may be notified in writing by either party to the other in the above form.


14.  MISCELLANEOUS

     14.1. Any legal, financial and consulting expenses of the Sellers in relation to the transaction must be borne solely by the Sellers. The Buyers shall be responsible for their own expenses.

                                       9

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     14.2. The Buyers shall pay the tax on civil law transactions related with the sale of the Shares.

     14.3. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Poland.

     14.4. Any and all disputes arising in connection with this Agreement shall be settled by the Court proper for the Company's registered seat.

     14.5. This Agreement has been executed in two counterparts in English and four counterparts in Polish. The Polish language version shall prevail where there is any difference between the English and Polish language versions


     Signed by: /s/ William V. Carey
                --------------------

     For the Buyers



     Signed by: /s/ Michal Ciapala     /s/ Boguslaw Barnat    /s/ Iwona Barnat
                --------------------   -------------------    ----------------

     For the Sellers


     Schedules:
     ----------
     1.   The Conditional Share Purchase Agreement
     2.   The Pledge Agreement
     3.   The Escrow Agreement
     4.   The Lock-up Letters
     5.   The Minutes of the Company's Shareholders' Meeting
     6.   The Employment Contracts
     7.   The specification of the receivables
     8.   The principles for calculation of Bonus Scheme
     9.   Copy of power of attorney for Boguslaw Barnat.

                                       10